Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES SECOND QUARTER 2025 RESULTS
- Increased Investment Related to Development of One Beverly Hills by $150.0 Million -
- Raises Guidance for Full Year 2025 -

NEW YORK, NY – July 30, 2025 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties”, "VICI" or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended June 30, 2025. All per share amounts included herein are on a per diluted common share basis unless otherwise stated.
Second Quarter 2025 Financial and Operating Highlights
•Total revenues increased 4.6% year-over-year to $1.0 billion
•Net income attributable to common stockholders increased 16.7% year-over-year to $865.1 million and, on a per share basis, increased 15.1% year-over-year to $0.82 due to the impact of the change in the CECL allowance for the quarter ended June 30, 2025
•AFFO attributable to common stockholders increased 6.4% year-over-year to $630.2 million and, on a per share basis, increased 4.9% year-over-year to $0.60
•Entered into an agreement to provide up to $510.0 million of development funds pursuant to a delayed draw term loan facility for the development of the North Fork Mono Casino & Resort located near Madera, California, which will be developed and managed by affiliates of Red Rock Resorts
•Issued $1.3 billion of investment grade senior unsecured notes to refinance existing debt approaching maturity
•Increased the Company's investment into a mezzanine loan related to the development of One Beverly Hills by $150.0 million for a total commitment of $450.0 million
•Ended the quarter with $233.0 million in cash and cash equivalents and $621.5 million of estimated forward sale equity proceeds
•Raised AFFO guidance for full year 2025 to between $2,500 million and $2,520 million, or between $2.35 and $2.37 per diluted share
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “In the second quarter of 2025, we increased our quarterly revenue by 4.6% and our quarterly AFFO per share by nearly 5% year-over-year, reflecting the efficient flow-through of our business model. The strength of our internal growth from contractual rent escalations coupled with investment activity across new and existing partnerships continues to support our earnings growth. During the second quarter, we initiated a partnership with Red Rock Resorts related to the development of the North Fork Mono Casino & Resort near Madera, California, and we expanded our investment with Cain International and Eldridge Industries related to the development of One Beverly Hills. We also refinanced senior unsecured debt coming due in the second quarter at a blended yield of 5.34%, including the impact of our hedging program, underscoring the importance VICI places on situational readiness in protecting and advancing the compounding nature of our business model."

Second Quarter 2025 Financial Results
Total Revenues
Total revenues were $1.0 billion for the quarter, an increase of 4.6% compared to $957.0 million for the quarter ended June 30, 2024. Total revenues for the quarter included $130.0 million of non-cash leasing and financing adjustments and $19.5 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $865.1 million for the quarter, or $0.82 per share, compared to $741.3 million, or $0.71 per share, for the quarter ended June 30, 2024. The year-over-year increase in net income was driven, on an absolute basis, by the $99.0 million aggregate change in the CECL allowance from the quarter ended June 30, 2024 to the quarter ended June 30, 2025.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $865.1 million for the quarter, or $0.82 per share, compared to $741.3 million, or $0.71 per share, for the quarter ended June 30, 2024. The year-over-year increase in FFO was driven, on an absolute basis, by the $99.0 million aggregate change in the CECL allowance from the quarter ended June 30, 2024 to the quarter ended June 30, 2025.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $630.2 million for the quarter, an increase of 6.4% compared to $592.4 million for the quarter ended June 30, 2024. AFFO per share was $0.60 for the quarter, an increase of 4.9% compared to $0.57 for the quarter ended June 30, 2024.
Second Quarter 2025 Investment Activity
Investment Activity
On April 4, 2025, the Company provided a commitment of up to $510.0 million of a $725.0 million delayed draw term loan facility (the "Term Loan Arrangement") to the North Fork Rancheria Economic Development Authority, a wholly owned entity of the North Fork Rancheria of Mono Indians of California. Proceeds from the Term Loan Arrangement will be used for the development of the North Fork Mono Casino & Resort ("North Fork") located near Madera, California, which will be developed and managed by affiliates of Red Rock Resorts, Inc. (NASDAQ: RRR) ("Red Rock Resorts"). Upon completion, North Fork is expected to feature approximately 2,400 slot machines, 40 table games, two restaurants, three bars, a food hall and a small retail offering. This transaction marks the Company's first investment with Red Rock Resorts, a premier gaming, development, and management company with extensive experience in regional gaming and entertainment, including Native American gaming development and management. The Term Loan Arrangement consists of a $340.0 million Term Loan A, of which the Company has committed up to $125.0 million, and a $385.0 million Term Loan B, of which the Company has committed up to the full $385.0 million, for a total VICI commitment of up to $510.0 million. The Term Loan A has a term of five years and the Term Loan B has a term of six years.
On June 23, 2025, the Company increased its investment into a mezzanine loan related to the development of One Beverly Hills, a landmark 17.5-acre luxury mixed-use development located in Beverly Hills, California, by $150.0 million for a total commitment of $450.0 million, concurrent with a commensurate increase in the total size of the mezzanine loan. This incremental investment follows the Company's announcement on February 19, 2025 of the establishment of a strategic relationship with Cain International and Eldridge Industries dedicated to investing in high-growth, experience-driven real estate, pursuant to a non-binding letter of intent, which launched with the Company's initial $300.0 million investment into the One Beverly Hills development mezzanine loan. The mezzanine loan has an initial maturity in March 2026 and has one 12-month extension option subject to certain conditions.
Second Quarter 2025 and Subsequent Capital Markets Activity
On April 7, 2025, VICI Properties L.P., a subsidiary of the Company, issued notes comprised of (i) $400.0 million in aggregate principal amount of 4.750% senior notes due 2028 and (ii) $900.0 million in aggregate principal amount of 5.625% senior notes due 2035 (the "April 2025 Notes"). The weighted average interest rate for the April 2025 Notes is 5.356%, and the adjusted weighted-average interest rate, after taking into account the impact of forward-starting interest rate swaps and treasury locks, is 5.342%. The Company used the net proceeds of the April 2025 Notes offering to redeem its then-outstanding (i) $500.0 million in aggregate principal amount of 4.375% senior notes due May 2025, (ii) $799.4 million in aggregate principal amount of 4.625% senior exchange notes due June 2025, and (iii) $0.6 million in aggregate principal amount of 4.625% senior notes due June 2025.
Subsequent to quarter-end, on July 1, 2025, the Company physically settled 9,662,116 shares under an outstanding forward sale agreement in exchange for total net settlement proceeds of approximately $296.0 million.
Subsequent to quarter-end, on July 2, 2025, the Company repaid $175.0 million of the outstanding USD balance on its revolving credit facility.
The following table details the issuance of outstanding shares of common stock, including restricted common stock:

	Six Months Ended June 30,
Common Stock Outstanding	2025	2024
Beginning Balance January 1,	1,056,366,685	1,042,702,763
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	339,078	468,980
Ending Balance June 30,	1,056,705,763	1,043,171,743
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Determination of shares:
Weighted-average shares of common stock outstanding	1,056,223	1,042,651	1,056,118	1,042,530
Assumed conversion of restricted stock	669	309	530	361
Assumed settlement of forward sale agreements	379	—	204	247
Diluted weighted-average shares of common stock outstanding	1,057,271	1,042,960	1,056,852	1,043,138

Balance Sheet and Liquidity
As of June 30, 2025, the Company had approximately $17.3 billion in total debt and approximately $3.0 billion in liquidity, comprised of $233.0 million in cash and cash equivalents, $621.5 million of estimated net proceeds available upon physical settlement of 19,851,372 shares outstanding under its forward sale agreements, and approximately $2.2 billion of availability under its revolving credit facility. Following the forward settlement and revolving credit facility paydown subsequent to quarter-end, the Company had 10,189,256 forward shares outstanding for approximately $325.6 million in estimated net proceeds available upon settlement and approximately $2.4 billion of availability under its revolving credit facility. In addition, the Company's revolving credit facility includes the option to (i) increase the revolving loan commitments by up to $1.0 billion, and (ii) add one or more tranches of term loans of up to $2.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.
The Company’s outstanding indebtedness as of June 30, 2025 was as follows:

($ in millions USD)	June 30, 2025
Revolving Credit Facility
USD Borrowings	$175.0
CAD Borrowings (1)	128.6
GBP Borrowings (1)	19.9
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
4.750% Notes Due 2028	400.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2031	750.0
5.125% Notes Due 2032	1,500.0
5.750% Notes Due 2034	550.0
5.625% Notes Due 2035	900.0
5.625% Notes Due 2052	750.0
6.125% Notes Due 2054	500.0
Total Unsecured Debt Outstanding	$14,273.5
CMBS Debt Due 2032	$3,000.0
Total Debt Outstanding	$17,273.5
Cash and Cash Equivalents	$233.0
Net Debt	$17,040.5
___________________
(1) Based on applicable exchange rates as of June 30, 2025.

Dividends
On June 5, 2025, the Company declared a regular quarterly cash dividend of $0.4325 per share. The Q2 2025 dividend was paid on July 10, 2025 to stockholders of record as of the close of business on June 18, 2025 and totaled in aggregate approximately $456.9 million.
2025 Guidance
The Company is raising its AFFO guidance for the full year 2025. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2025 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2025 will be between $2,500 million and $2,520 million, or between $2.35 and $2.37 per diluted common share. Guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s updated full-year 2025 guidance:

	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2025:	Low	High	Low	High
Estimated Adjusted Funds From Operations (AFFO) (in millions)	$2,500	$2,520	$2,470	$2,500
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.35	$2.37	$2.33	$2.36
Estimated Weighted Average Share Count for the Year (in millions)	1,062.4	1,062.4	1,058.6	1,058.9
The above per share estimates reflect the dilutive effect of the 10,189,256 shares currently pending under the Company's outstanding forward sale agreements, as calculated under the treasury stock method. VICI partnership units held by third parties are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations, except as may be required by applicable law.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, July 31, 2025 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing +1 833-470-1428 (domestic) or +1 929-526-1599 (international) and entering the conference ID 232051. An audio replay of the conference call will be available from 1:00 p.m. ET on July 31, 2025 until midnight ET on August 7, 2025 and can be accessed by dialing +1 866-813-9403 (domestic) or +44 204-525-0658 (international) and entering the passcode 180961.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on July 31, 2025, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality, wellness, entertainment and leisure destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada. The portfolio is comprised of approximately 127 million square feet and features approximately 60,300 hotel rooms and over 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading developers and operators in other experiential sectors, including Cabot, Cain International, Canyon Ranch, Chelsea Piers, Great Wolf Resorts, Homefield, Kalahari Resorts and Lucky Strike Entertainment. VICI Properties also owns four championship golf courses and approximately 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” "can," "could," "may," "should," "will," "would," and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements which could differ materially from those set forth in the forward-looking statements and may be affected by a variety of risks. Among those risks, uncertainties and other factors are: the impact of changes in general economic conditions and market developments, including inflation, interest rate changes and volatility, tariffs and trade barriers, supply chain disruptions, changes in consumer spending, consumer confidence levels, and unemployment levels, and depressed real estate prices resulting from the severity and duration of any downturn or recession in the U.S. or global economy; our ability to successfully pursue and consummate transactions, including investments in, and acquisitions of, real estate and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our completed transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants at our properties and their affiliates that serve as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; the possibility that any future transactions may not be consummated on the terms or timeframes contemplated, or at all, including our ability to obtain the financing necessary to complete any acquisitions on the terms we expect in a timely manner, or at all, the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the receipt of, or delays in obtaining, governmental and regulatory approvals and consents required to consummate such transactions, or other delays or impediments to completing the transactions; the anticipated benefits of certain arrangements with certain tenants in connection with our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund strategy; our decision and ability to exercise our purchase rights under our put-call agreements, call agreements, right of first refusal agreements and right of first offer agreements; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; our ability to pursue our business and growth strategies may be limited by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity-level U.S. federal income taxes; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their respective lease agreements following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to the lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness and ability to service, refinance (at attractive interest rates, or at all), and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; the possibility that we identify significant environmental, tax, legal or other issues, including additional costs or liabilities, that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our completed transactions; the impact of changes to tax laws and regulations, including U.S. federal income tax laws, state tax laws or global tax laws; the impact of changes in governmental or regulatory actions and initiatives; the possibility of adverse tax consequences as a result of our completed transactions, including pursuant to tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our completed transactions; our inability to maintain our qualification for taxation as a REIT; the impact of climate change, natural disasters or other severe weather events, war or conflict, political and public health conditions, uncertainty or civil unrest, violence or terrorist activities or threats on our properties, or in areas where our properties are located, and changes in economic conditions or heightened travel security, and any measures instituted in response to these events; the loss of the services of key personnel; the inability to attract, retain and motivate employees; the costs and liabilities associated with environmental compliance; failure to establish and maintain an effective system of integrated internal controls; the risks related to us or our tenants not having adequate insurance to cover potential losses; the potential impact on the amount of our cash distributions if we determine to sell or divest any of our properties in the future or are unable to redeploy capital returned from investments at attractive rates, or at all; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time, including our reliance on distributions received from our subsidiaries, including VICI Properties OP LLC, to make such distributions to our stockholders; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (Nareit), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other gains (or losses), deferred income tax expenses and benefits, other non-recurring non-cash transactions and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swaps and treasury locks) and interest income (collectively, interest expense, net), current income tax expense and adjustments attributable to non-controlling interests.

These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	June 30, 2025	December 31, 2024
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$23,686,926	$23,581,101
Investments in leases - financing receivables, net	18,577,584	18,430,320
Investments in loans and securities, net	2,369,049	1,651,533
Land	149,787	150,727
Cash and cash equivalents	232,983	524,615
Other assets	1,037,694	1,030,644
Total assets	$46,054,023	$45,368,940

Liabilities
Debt, net	$16,922,273	$16,732,889
Accrued expenses and deferred revenue	219,814	217,956
Dividends and distributions payable	462,113	461,954
Other liabilities	1,005,711	1,004,340
Total liabilities	18,609,911	18,417,139

Stockholders’ equity
Common stock	10,567	10,564
Preferred stock	—	—
Additional paid-in capital	24,515,601	24,515,417
Accumulated other comprehensive income	136,107	144,574
Retained earnings	2,362,176	1,867,400
Total VICI stockholders’ equity	27,024,451	26,537,955
Non-controlling interests	419,661	413,846
Total stockholders’ equity	27,444,112	26,951,801
Total liabilities and stockholders’ equity	$46,054,023	$45,368,940
_______________________________________________________
Note: As of June 30, 2025 and December 31, 2024, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and securities and Other assets (sales-type sub-leases) are net of allowance for credit losses of $817.6 million, $751.6 million, $40.8 million and $21.3 million, respectively, and $802.7 million, $737.1 million, $25.0 million and $20.6 million, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Income from sales-type leases	$530,348	$512,289	$1,058,952	$1,025,061
Income from lease financing receivables, loans and securities	440,260	413,735	866,740	823,036
Other income	19,536	19,323	39,049	38,635
Golf revenues	11,190	11,656	20,797	21,752
Total revenues	1,001,334	957,003	1,985,538	1,908,484

Operating expenses
General and administrative	14,561	15,768	29,421	31,960
Depreciation	741	992	1,737	2,125
Other expenses	19,536	19,323	39,049	38,635
Golf expenses	6,619	6,813	12,971	13,324
Change in allowance for credit losses	(142,001)	(43,000)	44,956	63,918
Transaction and acquisition expenses	7,434	259	7,479	564
Total operating expenses	(93,110)	155	135,613	150,526

Interest expense	(213,797)	(205,777)	(423,048)	(410,659)
Interest income	2,293	3,926	5,990	9,219
Other gains	992	990	874	834
Income before income taxes	883,932	755,987	1,433,741	1,357,352
Provision for income taxes	(5,564)	(3,234)	(3,108)	(4,796)
Net income	878,368	752,753	1,430,633	1,352,556
Less: Net income attributable to non-controlling interests	(13,289)	(11,451)	(21,947)	(21,238)
Net income attributable to common stockholders	$865,079	$741,302	$1,408,686	$1,331,318

Net income per common share
Basic	$0.82	$0.71	$1.33	$1.28
Diluted	$0.82	$0.71	$1.33	$1.28

Weighted average number of common shares outstanding
Basic	1,056,222,836	1,042,650,713	1,056,118,206	1,042,530,017
Diluted	1,057,270,580	1,042,959,627	1,056,852,269	1,043,137,980

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income attributable to common stockholders	$865,079	$741,302	$1,408,686	$1,331,318
Real estate depreciation	—	—	—	—
FFO attributable to common stockholders	865,079	741,302	1,408,686	1,331,318
Non-cash leasing and financing adjustments	(130,022)	(131,283)	(262,069)	(266,949)
Non-cash change in allowance for credit losses	(142,001)	(43,000)	44,956	63,918
Non-cash stock-based compensation	4,439	4,579	7,343	8,372
Transaction and acquisition expenses	7,434	259	7,479	564
Amortization of debt issuance costs and original issue discount	18,743	17,644	37,514	34,153
Other depreciation	611	835	1,478	1,681
Capital expenditures	(618)	(633)	(750)	(1,065)
Other gains (1)	(992)	(990)	(874)	(834)
Deferred income tax provision	4,048	1,853	72	2,288
Non-cash adjustments attributable to non-controlling interests	3,457	1,859	2,325	2,150
AFFO attributable to common stockholders	630,178	592,425	1,246,160	1,175,596
Interest expense, net	192,761	184,207	379,544	367,287
Current income tax expense	1,516	1,381	3,036	2,508
Adjustments attributable to non-controlling interests	(2,216)	(2,140)	(4,365)	(4,268)
Adjusted EBITDA attributable to common stockholders	$822,239	$775,873	$1,624,375	$1,541,123

Net income per common share
Basic	$0.82	$0.71	$1.33	$1.28
Diluted	$0.82	$0.71	$1.33	$1.28
FFO per common share
Basic	$0.82	$0.71	$1.33	$1.28
Diluted	$0.82	$0.71	$1.33	$1.28
AFFO per common share
Basic	$0.60	$0.57	$1.18	$1.13
Diluted	$0.60	$0.57	$1.18	$1.13
Weighted average number of shares of common stock outstanding
Basic	1,056,222,836	1,042,650,713	1,056,118,206	1,042,530,017
Diluted	1,057,270,580	1,042,959,627	1,056,852,269	1,043,137,980
____________________
(1) Represents non-cash foreign currency remeasurement adjustment and gain on sale of certain land parcels.

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Contractual income from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$137,689	$137,624	$275,378	$275,248
Caesars Las Vegas Master Lease	123,855	117,305	247,710	234,610
MGM Grand/Mandalay Master Bay Lease	80,598	79,018	160,142	157,002
The Venetian Resort Las Vegas Lease	75,545	66,306	149,764	131,325
PENN Greektown Lease	13,301	13,213	26,514	26,426
Century Master Lease (excluding Century Canadian Portfolio)	12,321	10,971	24,642	21,942
Hard Rock Cincinnati Lease	11,864	11,541	23,728	23,082
EBCI Southern Indiana Lease	8,496	8,371	16,992	16,742
PENN Margaritaville Lease	6,696	6,706	13,396	13,382
Income from sales-type leases non-cash adjustment (1)	59,983	61,234	120,686	125,302
Income from sales-type leases	530,348	512,289	1,058,952	1,025,061

Contractual income from lease financing receivables
MGM Master Lease	192,405	188,632	382,278	374,782
Harrah's NOLA, AC, and Laughlin	43,683	44,477	87,366	88,954
Hard Rock Mirage Lease	23,409	22,950	46,818	45,900
JACK Entertainment Master Lease	18,039	17,772	35,989	35,457
CNE Gold Strike Lease	10,543	10,336	20,947	21,069
Lucky Strike Master Lease	8,098	7,900	16,196	15,800
Foundation Gaming Master Lease	6,184	6,123	12,368	12,246
Chelsea Piers Lease	6,000	6,000	12,000	12,000
PURE Master Lease	4,029	4,024	7,899	8,091
Century Canadian Portfolio	3,181	3,159	6,250	6,365
Income from lease financing receivables non-cash adjustment (1)	70,039	70,103	141,437	141,744
Income from lease financing receivables	385,610	381,476	769,548	762,408

Contractual interest income
Senior secured notes	2,411	2,403	4,820	4,804
Senior secured loans	21,447	9,137	36,304	16,986
Mezzanine loans & preferred equity	31,034	20,773	56,364	38,935
Income from loans non-cash adjustment (1)	(242)	(54)	(296)	(97)
Income from loans and securities	54,650	32,259	97,192	60,628
Income from lease financing receivables, loans and securities	440,260	413,735	866,740	823,036

Other income	19,536	19,323	39,049	38,635
Golf revenues	11,190	11,656	20,797	21,752
Total revenues	$1,001,334	$957,003	$1,985,538	$1,908,484
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com

LinkedIn:
www.linkedin.com/company/vici-properties-inc

Press Release Category: Financial Results